Exhibit 99.1

                Avatar Holdings Reports Second Quarter Results

    CORAL GABLES, Fla., Aug. 4 /PRNewswire-FirstCall/ -- Avatar Holdings Inc. (Nasdaq: AVTR) today reported net income of $18,155,000 ($2.02 per share, diluted) on revenues of $166,561,000 for the six months ended June 30, 2004, compared to net income of $1,745,000 ($0.20 per share, diluted) on revenues of $107,476,000 for the six months ended June 30, 2003.
    For the three months ended June 30, 2004 Avatar reported net income of $9,771,000 ($1.16 per share, diluted) on revenues of $88,560,000 compared to a net loss of $277,000 ($0.03 per share, diluted) on revenues of $57,243,000 for the same period in 2003.
    On June 1, 2004, Avatar closed on the sale of its cable television operations in Poinciana, Florida, for a sales price of $6,175,000, subject to certain adjustments. Net income includes income of $3,936,000 and $2,300,000 from discontinued operations for the six and three months ended June 30, 2004, and losses of $60,000 and $33,000 for the comparable periods in 2003. Discontinued operations were the foregoing cable television operations and the Harbor Islands marina, which was sold in February 2004.

                  Primary and Active Adult Homebuilding Data
                           Six Months Ended June 30

    Closings                             2004           2003            2002
      Number of Units                     738            516             441
      Aggregate Dollar Volume   $ 152,718,000   $ 94,291,000    $ 71,982,000
      Average Price Per Unit        $ 206,935      $ 182,734       $ 163,224
    Contracts Signed (Sold)
      Number of Units                   1,256            810             577
      Aggregate Dollar Volume   $ 298,628,000  $ 162,570,000   $ 109,315,000
      Average Price Per Unit        $ 237,761      $ 200,704       $ 189,454
    Backlog
      Number of Units                   1,896          1,107             674
      Aggregate Dollar Volume   $ 437,677,000  $ 234,664,000   $ 145,082,000
      Average Price Per Unit        $ 230,842      $ 211,982        $215,255

     The foregoing chart does not include sales at Ocean Palms, a 38-story, 240-unit highrise condominium under construction in Hollywood, Florida, in which Avatar has a 50% equity interest.
     At Solivita, Avatar's Central Florida active adult community, for the six months ended June 30, 2004, 435 units were sold totaling $89,492,000, an average price of $205,729, compared to 297 units, totaling $60,428,000, an average price of $203,461, for the six months ended June 30, 2003.
     At Avatar's Central Florida community of Bellalago, 220 units were sold totaling $67,180,000, an average price of $305,363, for the six months ended June 30, 2004; compared to 123 units totaling $26,042,000, an average price of $211,724, for the comparable period of 2003.
     For Avatar's Central Florida primary homebuilding activities in Poinciana, 438 units were sold totaling $72,415,000, an average price of $165,331, during the six months ended June 30, 2004; compared to 338 units totaling $45,821,000, an average price of $135,565, for the six months ended June 30, 2003.
     At Cory Lake Isles in Tampa, Florida, where sales commenced in the third quarter of 2003, 118 units totaling $40,290,000, an average price of $341,441, were sold during the six months ended June 30, 2004.
     At Harbor Islands, the backlog at June 30, 2004 was 26 units totaling $44,399,000. As of June 30, 2004, only six units remained for sale. It is anticipated that closings of all units at Harbor Islands will be completed by mid-2005.
     As of June 30, 2004, the joint venture for Ocean Palms sold 219 of the 240 units at an aggregate sales volume of $179,715,000. Results of operations include recognition under the percentage completion method of accounting for Avatar's equity interest in Ocean Palms. Avatar's proportionate share of pre-tax profits was $5,984,000 and $2,943,000 for the six and three months ended June 30, 2004, compared to losses of $599,000 and $295,000 for the six and three months ended June 30, 2003. It is anticipated that closings will commence in late fourth quarter 2005.

    Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida's east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar's common shares trade on The Nasdaq Stock Market under the symbol AVTR.

    Certain statements discussed herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar's business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in greater detail in Avatar's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

         SELECTED FINANCIAL DATA FOR THE SIX MONTHS AND THREE MONTHS
                         ENDED JUNE 30, 2004 AND 2003
          (Unaudited -- Dollars in thousands except per share data)

                                          Six Months            Three Months
                                       2004        2003        2004      2003

    Revenues                        $166,561    $107,476     $88,560   $57,243

    Income (loss) from continuing
     operations before income taxes  $21,832      $2,836     $11,361    ($338)

    Income (loss) from continuing
     operations after income taxes   $14,219      $1,805      $7,471    ($244)

    Income (loss) from discontinued
     operations (including gain on
     disposal in 2004)                $3,936       ($60)      $2,300     ($33)

    Net income (loss)                $18,155      $1,745      $9,771    ($277)

    Basic EPS:
      Income from continuing
       operations after income tax     $1.61       $0.21       $0.90   ($0.03)
      Income (loss) from discontinued
       operations                       0.45      (0.01)        0.28        --
    Net income (loss)                  $2.06       $0.20       $1.18   ($0.03)

    Diluted EPS:
      Income from continuing
       operations after income tax     $1.58       $0.20       $0.89   ($0.03)
      Income (loss) from discontinued
       operations                       0.44          --        0.27        --

    Net income (loss)                  $2.02       $0.20       $1.16   ($0.03)


Selected Balance Sheet Data
                             June 30, 2004      December 31, 2003

Cash and cash equivalents     $    84,403        $     24,600

Total assets                  $   473,559        $    362,719

Total stockholders' equity    $   243,222        $    265,899

Book value per share          $     29.40        $      28.32

SOURCE  Avatar Holdings Inc.
    -0-                             08/04/2004
    /CONTACT: Juanita I. Kerrigan, Avatar Holdings Inc., +1-305-442-7000/ /Web site: http://www.avatarhomes.com/
    (AVTR)

CO:  Avatar Holdings Inc.
ST:  Florida, Arizona
IN:  CST RLT
SU:  ERN